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NEWS RELEASE

                                               For Further Information Contact:
                                               Donald E. Royer, Executive Vice
                                               President (714) 725-4790

                        DOWNEY FINANCIAL CORP. ANNOUNCES
                          SENIOR MANAGEMENT TRANSITION

     Newport Beach, California - February 7, 1997. Maurice L. McAlister, Chairman of the Board of Downey Financial Corp. (NYSE/PSE: DSL), announced today that Stephen W. Prough has resigned his positions as Chief Executive Officer, President and Director of Downey Financial Corp., Downey Savings and Loan Association, F.A. and their affiliated companies, and that James W. Lokey has been appointed Chief Executive Officer and President of Downey Financial Corp. and Downey Savings.

     Commenting on his resignation, Mr. Prough stated, "I am proud of the achievements that my management team and I have accomplished during my tenure on behalf of Downey and its shareholders. Downey has been a rewarding opportunity for me. I am looking forward to my next mountain to climb. With an improving California economy and the initiatives we have implemented, the future holds great promise for Downey." Mr. McAlister commented that the Board expressed its appreciation for Mr. Prough's many contributions to Downey, its customers and shareholders during his employment, and that the Board wished him success and good fortune in his future endeavors.

     James W. Lokey has twenty-four years of financial services industry experience, having served most recently as Executive Vice President and Division Manager of Wells Fargo Bank, where he was responsible for the successful integration of the Wells Fargo Bank and First Interstate Bank of California Commercial Banking Divisions in Southern California. Prior to Wells Fargo, Lokey spent twenty-three years with First Interstate Bank of California where he held executive management positions in most areas of the Bank, including Credit Policy & Administration, Private Banking, Commercial Banking, Cash Management and Retail Branch Banking. Mr. Lokey commented on his decision to join Downey:
"Downey is well positioned to take advantage of the improving California economy and the dynamic changes taking place in the financial services industry. The Company's strong capital base, excellent locations and reputation for customer service will enable us to strategically and successfully expand our product offerings and markets, providing increased value to shareholders."

     Commenting on Mr. Lokey's appointment, Mr. McAlister stated, "Downey remains highly committed to its efforts to build its franchise and to continue to improve its return on equity. As one of the few premier financial institutions headquartered in Southern California, Downey seeks significant opportunities to thrive in a fast-improving California economy. Jim Lokey brings to Downey an exceptional commercial banking background, knowledge of the California market and is a highly regarded banker with the experience and business focus necessary to lead Downey in these efforts."

     Downey Financial Corp., headquartered in Newport Beach, California, has assets of $5.2 billion and operates through 57 traditional branch offices and 19 supermarket branches located throughout California.